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FORM 4
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                                 U.S. SECURITIES AND EXCHANGE COMMISSION
                                          Washington, DC 20549

                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
[ ] Check box if no
    longer subject to         Filed pursuant to Section 16(a) of the Securities
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the
    or Form 5 obligations         Public Utility Holding Company Act of 1935
    may continue. See              or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940

------------------------------------------------------------------------------------------------------------------------------------
| 1. Name and Address of Reporting Person*   | 2. Issuer Name and Ticker or Trading Symbol  |6. Relationship of Reporting Person to|
|  Marino          Gary               O.     |    RailAmerica, Inc. (Nasdaq: RAIL)          |     Issuer (Check all applicable)    |
|--------------------------------------------|----------------------------------------------|                                      |
| (Last)          (First)          (Middle)  | 3. IRS or Social        | 4.  Statement For  |  [X] Director      [ ] 10% Owner     |
|                                            |    Security Number of   |     Month/Year     |  [X] Officer (give [ ] Other (Specify|
|                                            |    Reporting Person     |                    |              title           below)  |
|                                            |    (Voluntary)          |      9/01          |              below)                  |
|  5300 Broken Sound Blvd., N.W.             |                         |                    | Chairman of the Board, CEO, President|
|--------------------------------------------|                         |--------------------|--------------------------------------|
|                (Street)                    |                         | 5. If Amendment,   |7. Individual or Joint/Group Filing   |
|                                            |                         |    Date of Original|   (Check applicable line)            |
|                                            |                         |    (Month/Year)    |   [X] Form Filed by One              |
|  Boca Raton      Florida          33487    |                         |                    |       Reporting Person               |
|--------------------------------------------|----------------------------------------------|   [ ] Form Filed by More Than        |
| (City)           (State)           (Zip)   |                                              |       One Reporting Person           |
|                                            |                                              |                                      |
|----------------------------------------------------------------------------------------------------------------------------------|
|                        TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED                         |
|----------------------------------------------------------------------------------------------------------------------------------|
|1. Title of Security |2. Transaction     |3. Transac-   |4. Securities Acquired (A) | 5. Amount of Se-   |6. Owner-    |7. Nature |
|   (Instr. 3)        |   Date            |   tion Code  |   or Disposed of (D)      |    curities Benefi-|   ship      |   of In- |
|                     |   (Month/Day/     |   (Instr. 8) |                           |    cially Owned at |   Form:     |   direct |
|                     |   Year)           |              |                           |    End of Month    |   Direct    |   Benefi-|
|                     |                   |              |   (Instr. 3, 4 and 5)     |    (Instr. 3 and 4)|   (D) or    |   cial   |
|                     |                   |--------------|---------------------------|                    |   Indirect  |   Owner- |
|                     |                   | Code  |  V   |    Amount  | (A) or| Price|                    |   (I)       |   ship   |
|                     |                   |       |      |            | (D)   |      |                    |   (Instr. 4)|   (Instr.|
|                     |                   |       |      |            |       |      |                    |             |   4)     |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
| Common Stock,       |   9/17/01         |   S   |      |    4,500   |  D    |$12.57|   123,362          |      D      |          |
| par value $.001 per |                   |       |      |            |       |      |                    |             |          |
| share               |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
------------------------------------------------------------------------------------------------------------------------------------
                                                     (Print or Type Response)

FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
|1. Title of Derivative |  2. Conver-  |3. Trans- |4. Trans- |5. Number of    | 6. Date Exer-   |7. Title and Amount |8. Price     |
|   Security            |     sion or  |   action |   action |   Derivative   |    cisable and  |   of Underlying    |   of        |
|   (Instr. 3)          |     Exercise |   Date   |   Code   |   Securities   |    Expiration   |   Securities       |   Deriv-    |
|                       |     Price of |   (Month/|   (Instr.|   Acquired (A) |    Date         |   (Instr. 3 and 4) |   ative     |
|                       |     Deriv-   |   Day/   |   8)     |   or Disposed  |    (Month/Day/  |                    |   Secur-    |
|                       |     ative    |   Year)  |          |   of (D)       |    Year)        |                    |   ity       |
|                       |     Security |          |          |   (Instr. 3,   |                 |                    |   (Instr. 5)|
|                       |              |          |          |   4, and 5)    |-----------------|--------------------|             |
|                       |              |          |          |                | Date   |Expira- |          |Amount or|             |
|                       |              |          |----------|----------------| Exer-  |tion    | Title    |Number of|             |
|                       |              |          | Code| V  |  (A)  |  (D)   | cisable|Date    |          |Shares   |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|----------|---------|-------------|
| Options granted       |   $3.40      |    --    |  -- | -- |  --   |  --    | 3/1/95 |11/11/04| Common   | 87,500  |    --       |
| pursuant to           |              |          |     |    |       |        |        |        | Stock    |         |             |
| Employment Agreement  |              |          |     |    |       |        |        |        | $.001    |         |             |
| (Right to buy)        |              |          |     |    |       |        |        |        | par value|         |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|----------|---------|-------------|
| Options granted       |   $3.75      |    --    |  -- | -- |  --   |  --    | 3/1/96 |11/11/04| Common   | 87,500  |    --       |
| pursuant to           |              |          |     |    |       |        |        |        | Stock    |         |             |
| Employment Agreement  |              |          |     |    |       |        |        |        | $.001    |         |             |
| (Right to buy)        |              |          |     |    |       |        |        |        | par value|         |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|----------|---------|-------------|
| Options granted       |   $4.15      |    --    |  -- | -- |  --   |  --    | 3/1/97 |11/11/04| Common   | 87,500  |    --       |
| pursuant to           |              |          |     |    |       |        |        |        | Stock    |         |             |
| Employment Agreement  |              |          |     |    |       |        |        |        | $.001    |         |             |
| (Right to buy)        |              |          |     |    |       |        |        |        | par value|         |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|----------|---------|-------------|
| Options granted       |   $7.25      |    --    |  -- | -- |  --   |  --    | 1/1/98 |  1/1/08| Common   | 75,000  |    --       |
| pursuant to           |              |          |     |    |       |        |        |        | Stock    |         |             |
| Employment Agreement  |              |          |     |    |       |        |        |        | $.001    |         |             |
| (Right to buy)        |              |          |     |    |       |        |        |        | par value|         |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|----------|---------|-------------|
| Options granted       |   $8.00      |    --    |  -- | -- |  --   |  --    | 1/1/98 |  1/1/08| Common   | 75,000  |    --       |
| pursuant to           |              |          |     |    |       |        |        |        | Stock    |         |             |
| Employment Agreement  |              |          |     |    |       |        |        |        | $.001    |         |             |
| (Right to buy)        |              |          |     |    |       |        |        |        | par value|         |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|----------|---------|-------------|
| Options granted       |   $8.75      |    --    |  -- | -- |  --   |  --    | 1/1/98 |  1/1/08| Common   | 75,000  |    --       |
| pursuant to           |              |          |     |    |       |        |        |        | Stock    |         |             |
| Employment Agreement  |              |          |     |    |       |        |        |        | $.001    |         |             |
| (Right to buy)        |              |          |     |    |       |        |        |        | par value|         |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|----------|---------|-------------|
| Options granted       |   $9.50      |    --    |  -- | -- |  --   |  --    | 1/1/98 |  1/1/08| Common   | 75,000  |    --       |
| pursuant to           |              |          |     |    |       |        |        |        | Stock    |         |             |
| Employment Agreement  |              |          |     |    |       |        |        |        | $.001    |         |             |
| (Right to buy)        |              |          |     |    |       |        |        |        | par value|         |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|----------|---------|-------------|
| 1995 Stock Incentive  |   $5.00      |    --    |  -- | -- |  --   |  --    | 7/1/97 |  7/1/07| Common   | 20,000  |    --       |
| Plan Options          |              |          |     |    |       |        |        |        | Stock    |         |             |
| (Right to buy)        |              |          |     |    |       |        |        |        | par value|         |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|----------|---------|-------------|
| 1998 Executive        |   $8.75      |    --    |  -- | -- |  --   |  --    | 4/8/00 |  4/8/09| Common   | 50,000  |    --       |
| Incentive Compensation|              |          |     |    |       |        |   (1)  |        | Stock    |         |             |
| Plan Options          |              |          |     |    |       |        |        |        | $.001    |         |             |
| (Right to buy)        |              |          |     |    |       |        |        |        | par value|         |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|----------|---------|-------------|
| 1998 Executive        |   $9.00      |    --    |  -- | -- |  --   |  --    | 1/1/00 |  1/1/10| Common   |500,000  |    --       |
| Incentive Compensation|              |          |     |    |       |        |   (2)  |        | Stock    |         |             |
| Plan Options          |              |          |     |    |       |        |        |        | $.001    |         |             |
| (Right to buy)        |              |          |     |    |       |        |        |        | par value|         |             |
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------
|   9.  Number of     |      10. Ownership            |   11. Nature of      |
|       Derivative    |          Form of              |       Indirect       |
|       Securities    |          Derivative           |       Beneficial     |
|       Beneficially  |          Security:            |       Ownership      |
|       Owned at End  |          Direct (D)           |       (Instr. 4)     |
|       of Month      |          or Indirect (I)      |                      |
|       (Instr. 4)    |          (Instr. 4)           |                      |
|---------------------|-------------------------------|----------------------|
|      87,500         |              D                |         --           |
|---------------------|-------------------------------|----------------------|
|      87,500         |              D                |         --           |
|---------------------|-------------------------------|----------------------|
|      87,500         |              D                |         --           |
|---------------------|-------------------------------|----------------------|
|      75,000         |              D                |         --           |
|---------------------|-------------------------------|----------------------|
|      75,000         |              D                |         --           |
|---------------------|-------------------------------|----------------------|
|      75,000         |              D                |         --           |
|---------------------|-------------------------------|----------------------|
|      20,000         |              D                |         --           |
|---------------------|-------------------------------|----------------------|
|      50,000         |              D                |         --           |
|---------------------|-------------------------------|----------------------|
|     500,000         |              D                |         --           |
|---------------------|-------------------------------|----------------------|

Explanation of Responses:

(1) Thirty-three and one-third percent (33 1/3%) of such options became exercisable on each of April 8, 2000 and April 8, 2001 and an additional thirty-three and one-third percent (33 1/3%) will become exercisable on April 8, 2002.

(2) Thirty-three and one-third percent (33 1/3%) of such options became exercisable on each of January 1, 2000 and January 1, 2001 and an additional thirty-three and one-third percent (33 1/3%) will become exercisable on January 1, 2002.

**  Intentional misstatements or omissions of facts constitute Federal Criminal         /s/ Gary O. Marino         October 9, 2001
    Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                        -------------------------------   ----------------
                                                                                 **Signature of Reporting Person         Date
Note. File three copies of this form, one of which must be manually signed.               Gary O. Marino

If space provided is insufficient, see Instruction 6 for procedure.